UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

February 4, 2009 (January 29, 2009)
Date of Report (Date of earliest event reported)

REGAL LIFE CONCEPTS, INC.
(Exact name of registrant as specified in its charter)

Nevada	333-134536	PENDING
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

3723 E. Maffeo Road
Phoenix, Arizona  89050
(Address of principal executive offices) (Zip Code)

516-659-6677
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR240.14d-2(b))

☐  Soliciting material pursuant to Rule 14a-12 under Exchange Act (17 CFR240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange  Act (17 CFR240.13e-4(c))

ITEM 1.01.	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

As previously disclosed, Regal Life Concepts, Inc. (“we,” “us,” “our”), on November 17, 2008, signed a letter of intent with Guangzhou AWA Wine Co. Ltd., a wine import and distribution company organized and existing under the laws of the People’s Republic of China (“AWA”), to acquire 26% of the equity interests in AWA for a purchase price of $500,000. On January 29, 2009 we entered into certain agreements with AWA and the current holders of its equity interests (the “AWA Equity Interest Holders”) in furtherance of this transaction.  Pursuant to a Capital Increase and Equity Subscription Agreement dated January 29, 2009, which is attached hereto as Exhibit 10.1 (the “Subscription Agreement”), we have agreed to purchase, subject to local government approval, 26% of AWA’s equity interests for a purchase price of $500,000. The closing of our acquisition is subject to the satisfaction of certain conditions, including the receipt of all necessary approvals of the applicable Chinese governmental authorities.  In anticipation of the Chinese governmental approval, on January 29, 2009, we agreed to advance $200,000 in the form of a no-interest demand loan to AWA, which is guaranteed by one of the AWA Equity Interest Holders through his share equity held in AWA. The Loan Agreement reflecting this advance is attached hereto as Exhibit 10.2.

Pursuant to the terms of the Subscription Agreement, we also have an option to acquire an additional 25% of AWA’s equity interests, which would result in our ownership of an aggregate 51% of AWA’s equity interests, for an additional $500,000, upon AWA’s achievement of certain business milestones disclosed in the Subscription Agreement.

Additionally, on January 29, 2009, we entered into a Cooperative Joint Venture Contract (the “JV Agreement”) with AWA and the AWA Equity Interest Holders, which is attached hereto as Exhibit 10.3.  The JV Agreement is a device required under Chinese law in order to encompass our investment as a Sino-foreign cooperative joint venture to conduct business in China. The joint venture’s intended scope of business, subject to receipt of applicable approvals and licenses from the Chinese governmental authorities, is to, among other things, distribute imported wine and related products and services through national chain stores and other networks in China. The JV Agreement establishes a joint venture relationship for an initial term of 30 years and sets forth the parties’ joint understandings in respect of the operation and management of AWA following our investment, and provides us with, among other things, (i) a mutual right of first refusal with the AWA Equity Interest Holders in the event of a transfer of equity interest(s) in AWA by the other party, (ii) a put option in the event of a material breach by AWA or the AWA Equity Interest Holders of the terms of the JV Agreement, the Subscription Agreement or the Loan Agreement, and (iii) the right to appoint two directors to AWA’s new board of directors. The right of first refusal does not apply to our transfer or assignment of our 26% interest to our affiliated entity.

Prior to entering into the letter of intent and these material definitive agreements, we did not have any material relationship with AWA, the AWA Equity Interest Holders or their affiliates, other than in respect of the transactions contemplated therein and related thereto.

The foregoing summary of the transaction and agreements is qualified in its entirety by reference to the transaction documents, copies of which are attached as exhibits to this Current Report on Form 8-K.  The English translations attached hereto have been provided for informational purposes only. The Chinese versions will be the only versions binding on the parties.

A copy of our press release announcing the events described above is attached to this Current Report on Form 8-K as Exhibit 99.1.

ITEM 9.01.	FINANCIAL STATEMENTS AND EXHIBITS.

(a)	Not applicable.
(b)	Not applicable.
(c)	Not applicable.
(d)	Exhibits

Exhibit No.	Description
10.1
Capital Increase and Equity Subscription Agreement dated January 29, 2009, by and among Regal Life Concepts, Inc., Guangzhou AWA Wine Co. Ltd., Mr. Nei Weifeng, Mrs. Liang Huanxian, and Mr. Xian Wenbin (unofficial English translation from Chinese, which has been provided for informational purposes only; the Chinese version will be the only version binding on the parties).

10.2
Loan Agreement dated January 29, 2009, by and among Regal Life Concepts, Inc., Guangzhou AWA Wine Co. Ltd. and Mr. Nei Weifeng (unofficial English translation from Chinese, which has been provided for informational purposes only; the Chinese version will be the only version binding on the parties).

10.3
Cooperative Joint Venture Contract of Guangzhou AWA Wine Co. Ltd. dated January 29, 2009 (unofficial English translation from Chinese, which has been provided for informational purposes only; the Chinese version will be the only version binding on the parties).

99.1	Press Release.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: February 4, 2009		REGAL LIFE CONCEPTS, INC.

	By:	/s/ Eric Wildstein
Name: Eric Wildstein Title: President, Chief Executive Officer and Director

INDEX TO EXHIBITS

Exhibit No.	Description
10.1
Capital Increase and Equity Subscription Agreement dated January 29, 2009, by and among Regal Life Concepts, Inc., Guangzhou AWA Wine Co. Ltd., Mr. Nei Weifeng, Mrs. Liang Huanxian, Mr. Xian Wenbin (unofficial English translation from Chinese, which has been provided for informational purposes only; the Chinese version will be the only version binding on the parties).

10.2
Loan Agreement dated January 29, 2009, by and among Regal Life Concepts, Inc., Guangzhou AWA Wine Co. Ltd. and Mr. Nei Weifeng (unofficial English translation from Chinese, which has been provided for informational purposes only; the Chinese version will be the only version binding on the parties).

10.3
Cooperative Joint Venture Agreement of Guangzhou AWA Wine Co. Ltd. dated January 29, 2009 (unofficial English translation from Chinese, which has been provided for informational purposes only; the Chinese version will be the only version binding on the parties).

99.1	Press Release.